UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 12, 2017 (July 6, 2016)

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement.

On July 6, 2016, Elite Laboratories, Inc. (“Elite”) (a subsidiary of Elite Pharmaceuticals, Inc.) and SunGen Pharma LLC (“SunGen”) executed a new agreement (the “Agreement”) to undertake and engage in the research, development, sales and marketing of generic pharmaceutical products. The parties will initially develop five generic products based upon a unique drug delivery platform technology used for extended release products. The parties may also develop additional such products using the technology. The product classes include CNS stimulants, anticonvulsives, antipsychotics, and antihypertensives.

Under the terms of the Agreement, Elite and SunGen will share the responsibilities and costs of the development of these products and will share in the profits from sales of the Products. Upon FDA approval, the know-how and intellectual property rights to the products will be owned jointly by Elite and SunGen. Elite and SunGen shall have the right to market and sell the Product(s) using their respective labels. Elite and SunGen shall be responsible for all permits, licenses, and distribution costs for the Product(s) Elite or SunGen sells. Elite will manufacture and package all products on a cost plus basis.

Either Party shall have the option to terminate this Agreement upon six months’ written notice to the other Party if, in the terminating Party's reasonable judgment, the Product ceases to be commercially viable. The Agreement also is terminable upon the occurrence of a "Termination Event" as defined in the Agreement, including standard solvency, breach of material terms and adverse changes in the intellectual property environment events.

For more information on the SunGen Agreement please see the July 12, 2017 press release, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 12, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2017	ELITE PHARMACEUTICALS, INC.

	By:	/s/ Nasrat Hakim
Nasrat Hakim, President and CEO